UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Ciena Corporation

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To: Ciena All-hands
From: Corporate Communications
Subject: 2009 Annual Meeting / Proxy and Annual Report to Shareholders
Every year, Ciena shareholders have the opportunity to participate directly in the governance of our company through the proxy voting process.
This year, Ciena is again taking advantage of the SEC’s “Notice and Access” rule that allows us to furnish proxy materials to shareholders via the Internet as an alternative to traditional mailed delivery of printed materials
If you were a Ciena shareholder as of January 26, 2009, the record date for the Annual Meeting, you will soon receive a Notice that your proxy materials are available online. The Notice will also detail the items up for shareholder consideration at this year’s Annual Meeting. By following the instructions included in your Notice, you can view our proxy materials, request that printed copies be sent to you by mail and vote your shares.
By implementing the “Notice and Access” rule, Ciena has reduced the number of printed copies of our annual report and proxy materials considerably, lowering the cost of producing and delivering these materials and reducing the associated environmental impact of our Annual Meeting.
Even if you are not a shareholder, you may be interested in reviewing our 2008 annual report and proxy statement for the Annual Meeting — both are available online: http://www.ciena.com/investors/investors_IR_Kit.htm and printed copies are available upon request by completing the information request form here: http://phx.corporate-ir.net/phoenix.zhtml?c=99134&p=irol-inforeq
As we have in the past, we will ensure each major Ciena facility has a supply of printed annual reports for distribution to employees, customers and visitors as needed. These printed copies will be sent to the receptionist or facilities coordinator at each location in the coming days.
Answers to what we expect will be some frequently asked questions about the 2009 Annual Meeting can be found on the IR portion of Ciena’s website: http://www.ciena.com/investors/investors_meeting_faq.htm.
If you have any additional questions, please don’t hesitate to contact Marie Downing, Ciena’s Director of Investor Relations directly at 410.865.8988 or by email at mdowning@ciena.com.